Exhibit 10.1

INTREXON CORPORATION

AMENDED AND RESTATED

2013 OMNIBUS INCENTIVE PLAN, AS AMENDED

Restricted Stock Unit Agreement

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of March 31, 2017, between Intrexon Corporation, a Virginia corporation (the “Company”), and Randal J. Kirk (the “Participant”), is made pursuant and subject to the provisions of the Company’s Amended and Restated 2013 Omnibus Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Grant of Restricted Stock Units. Pursuant to the Plan, the Company, on April 1, 2017 (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the right to receive, for each month during the term set forth herein, that number of shares of Common Stock of the Company (“Common Stock”), rounded down to the nearest whole share, whose fair market value equals Two Hundred Thousand Dollars ($200,000.00) as calculated below (the “Award”). Subject to the terms and conditions of the Plan, this Award represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, shares of Common Stock at the time and on the terms and conditions set forth herein. As a holder of this Award, the Participant has only the rights of a general unsecured creditor of the Company.

2.    Terms and Conditions. This Award is subject to the following terms and conditions:

(a)    Expiration Date. This Award expires March 31, 2018, twelve (12) months from the Date of Grant (the “Expiration Date”) unless terminated sooner as described herein, and after delivery of all shares of Common Stock that Participant is entitled to receive.

(b)    Vesting of Shares.

(i)    In General. Except as otherwise provided below, this Award shall be considered “Service-Based” and shall become vested and nonforfeitable on the last business day of each month during the term of this Award, with respect to the number of shares of Common Stock set forth above, provided, in each case, the Participant has been continuously employed by, or providing services to, the Company (not including Affiliates of the Company) from the Date of Grant until such time.

(ii)    Terms of Payment. The number of shares of the Common Stock that are to become vested and payable to the Participant in accordance with the terms of this Award shall be based upon the closing price of the Common Stock on the New York Stock Exchange (the “NYSE”) on the last calendar day of the month with respect to which the Award is payable (or, if such date is not a trading day, the most recent trading day prior to such date) during the term of this Award (the “Share Calculation Date”). The shares of Common Stock that are vested and issuable to Participant shall be issued and delivered to Participant no later than fifteen (15) days after the end of the calendar month with respect to which the Award is payable (the “Share Issuance Date”). If the Share Issuance Date falls during a period when, pursuant to applicable law, regulations, NYSE rules or the Company’s internal policies or agreements with third parties, the Company is not permitted to issue such shares of Common Stock, such shares of Common Stock shall be issued and delivered to Participant no later than the third business day following the conclusion of such period.

(iii)     Restrictions on Issuance. Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to issue and deliver to Participant any shares of the Common Stock the issuance of which would (i) require shareholder approval under NYSE rules, unless and until such shareholder approval has been obtained, or (ii) be in violation of or otherwise conflict with Section 6.03 of the Plan which limits the number of shares of Common Stock that can be granted to a grantee in any calendar year to one million (1,000,000) shares of Common Stock. If, based on the advice of counsel, the Company determines that it is unable to issue shares of Common Stock in accordance with the preceding sentence on the Share Issuance Date, but is able to issue shares of Common Stock within thirty (30) days after the Share Issuance Date, the Company shall deliver to Participant such shares of Common Stock no later than the third business day following the thirtieth (30th) day after the Share Issuance Date. If, based on the advice of counsel, the Company determines that it is unable to issue shares of Common Stock in accordance with the first sentence of this Section 2(b)(iii) within thirty (30) days after the Share Issuance Date, the Company shall deliver to Participant no later than the third business day following the thirtieth (30th) day after the Share Issuance Date an amount in cash equal to (i) Two Hundred Thousand Dollars ($200,000.00) minus (ii) the value of any portion of such payment that has been issued and delivered in shares of the Common Stock calculated by dividing the number of shares of Common Stock delivered by the closing price of the Common Stock on the NYSE on the applicable Share Calculation Date.

(iv)     Anti-Hedging/Pledging and Insider Trading Policy. All shares of Common Stock issued and delivered under this Award shall be subject to any anti-pledging and/or anti-hedging policies the Company may adopt from time to time and shall be subject to the Company’s Policy Relating to Insider Trading of Securities and Confidential Information, as amended from time to time.

(c)    Transferability. Except as provided herein, this Award is nontransferable, other than by will or the laws of descent and distribution, and during the Participant’s lifetime, may be transferred by the Participant to immediate family members or trusts or other entities on behalf of the Participant and/or immediate family members or for charitable donations. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer. Any transferee to whom this Award is transferred shall be bound by the same terms and conditions that governed the Award during the time it was held by the Participant (which terms and conditions shall still be read from the perspective of the Participant); provided, however, that the transferee may not transfer the Award except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document that the Participant executes and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the transfer. No right or interest of the Participant or any transferee in the Award shall be liable for, or subject to, any lien, obligation or liability of the Participant or any transferee. For clarity, this Section 2(c) refers only to the right to receive the shares of Common Stock underlying this Award and not the vested shares of Common Stock.

(d)    Lock-Up. Participant agrees that for a period ending three years from the vesting of the Award, Participant will not without the prior written consent of the Company, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock received upon vesting of this Award pursuant to this Agreement (the “Equity Securities), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Equity Securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Equity Securities, in each case other than (A) transfers of Equity Securities as a bona fide gift or gifts, (B) transfers or dispositions of Equity Securities to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, (C) transfers or dispositions of Equity Securities to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, and (D) transfers or dispositions of Equity Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned. Notwithstanding anything to the contrary, Participant may utilize any “net withholding” provision under the Plan with respect to the Equity Securities.

3.    Forfeiture of the Award.

(a)    Notwithstanding any other provision of this Award, any amounts that have not become vested and payable prior to the Expiration Date shall expire and may not become earned and payable after such time. Additionally, any amounts that have not become vested and payable on or before the termination of the Participant’s employment with the Company (not including Affiliates of the Company) shall expire and may not become vested and payable after such time.

(b)    The portion of the Award that is not vested and payable pursuant to Section 2(b) as of the date of termination of the Participant’s employment by, or service with, the Company (not including Affiliates of the Company) will be forfeited automatically at the close of business on that date.

(c)    In no event may any portion of the Award become vested and payable, in whole or in part, after forfeiture pursuant to Sections 3(a) or (b) above.

4.    Shareholder Rights. The Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to this Award until issuance of the shares of Common Stock. The Company may include on any certificates or notations representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

5.    Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

6.    Withholding of Taxes. The Company’s obligation to deliver the shares of Common Stock, or, if applicable, cash, upon vesting of the Award is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Company, to the extent applicable law permits, may allow the Participant to pay such withholding amounts (i) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns (but only for the minimum required withholding), (ii) by means of a “net withholding” procedure, (iii) by such other medium of payment as the Company in its discretion shall authorize or (iv) by any combination of the allowable methods of payment set forth herein.

7.    Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock issuable pursuant to this Agreement and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant’s tax obligations with respect to the Award (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999), and the Company shall not be liable if the Award is subject to Code Sections 409A or 4999.

8.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

9.    Change in Capital Structure. The terms of this Agreement shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

10.    Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Agreement, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	Intrexon Corporation
20374 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Chief Legal Officer

If to the Participant:	Randal J. Kirk
c/o Third Security LLC
1881 Grove Avenue
Radford, Virginia 24141
Attention: Legal Department

11.    No Right to Continued Employment or Service. Neither the Plan, the granting of the Award nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

12.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.    Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.    Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

16.    Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.” Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

17.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Name:	Donald P. Lehr
Title:	Chief Legal Officer

PARTICIPANT:

/s/ Randal J. Kirk
Randal J. Kirk

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